Exhibit 99.1

COHEN & COMPANY INC.

COMPLETES ACQUISITION OF JVB FINANCIAL HOLDINGS

AND ANNOUNCES NAME CHANGE

Acquisition Expands Distribution Capabilities in the Broker-Dealer Marketplace

Cohen & Company Inc. to Change Name to Institutional Financial Markets, Inc. and

Commence Trading on NYSE Amex under “IFMI”

Philadelphia, PA and New York, NY – January 13, 2011 Cohen & Company Inc., (AMEX: COHN) (the “Company”), a leading financial services company specializing in credit-related fixed income investments, today announced the completion of the acquisition of JVB Financial Holdings, LLC (“JVB”), an investment firm specializing in the wholesale distribution of fixed income securities, by the Company’s subsidiary Cohen Brothers, LLC.

The Company also announced that, effective January 21, 2011, the Company will change its name to “Institutional Financial Markets, Inc.” The Company’s common stock will continue to be listed with NYSE Amex and the Company anticipates that on January 24, 2011 its shares will begin trading under the symbol “IFMI”. The Company’s common stock will cease trading under its former name (Cohen & Company Inc.) and stock symbol (COHN) following the close of market on January 21, 2011. The Company’s operating subsidiaries, including JVB, will continue to operate under their current names.

Daniel G. Cohen, the Company’s Chairman and Chief Executive Officer, said, “The acquisition of JVB will allow us to bring expanded capabilities to our clients, marking the next phase in our evolution as a leading provider of asset management, capital markets and investment banking solutions. Our new name, Institutional Financial Markets, Inc., reflects our growing capabilities and broadening mission. As IFMI, we intend to build on Cohen & Company’s experience in providing focused expertise to both large and small institutional clients while continuing our tradition of earning each client’s trust through discipline, performance and innovation.”

Vincent W. Butkevits, III, the President and Chief Executive Officer of JVB added, “We believe this transaction will provide significant additional opportunities for each member of the JVB team and we look forward to future successes for the combined company.”

The purchase price consisted of $8.1 million in cash, 313,051 shares of Company common stock and 559,020 Cohen Brothers, LLC restricted membership units, plus a cash amount equal to JVB’s tangible net worth, which was comprised primarily of JVB’s trading portfolio as of December 31, 2010 and was estimated to be $9.8 million. The purchase price is subject to adjustment based on a final determination of JVB’s tangible net worth as of December 31, 2010. $2.9 million of the cash consideration ($2.5 million of which will be paid out over a period of three years) and $2.5 million of the equity consideration will be subject to forfeiture based on the continued performance of the JVB owner-employees during the three-year period following the closing of the transaction. Sixty-four percent of all consideration was paid to JVB employee-owners, all of whom executed employment contracts to continue as employees of the combined company.

About the Company

The Company is a leading financial services company specializing in credit-related fixed income investments. The Company was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown over the past ten years to provide an expanding range of asset management, capital markets and investment banking solutions to institutional investors and corporations. The Company’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products. The Asset Management segment manages assets through listed and private companies, funds, managed accounts and collateralized debt obligations. As of September 30, 2010, the Company managed approximately $10.6 billion in credit-related fixed income assets in a variety of asset classes, including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt and mortgage- and asset-backed securities.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “anticipate,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

While we cannot predict all of the risks and uncertainties, they include, but are not limited to, the fact that the we may not realize the anticipated synergies, cost savings and growth opportunities from the transaction, as well as those risks and uncertainties described in “Item 1A – Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. All subsequent written and oral forward-looking statements concerning other matters addressed in this release and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this release. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

Investors: Cohen & Company Inc. Joseph W. Pooler, Jr., 215-701-8952 Chief Financial Officer investorrelations@cohenandcompany.com	Media: Joele Frank, Wilkinson Brimmer Katcher James Golden, 212-895-8665 jgolden@joelefrank.com